Portillo’s Inc. Announces Fourth Quarter and Fiscal Year 2023 Financial Results

Chicago, IL— February 27, 2024—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the fourth quarter and fiscal year ended December 31, 2023.

Michael Osanloo, President and Chief Executive Officer of Portillo’s, said “Portillo’s has been a beloved brand for 60 years, and we only continue to get better. In 2023, we grew revenue and adjusted EBITDA by double-digits. We generated record operating cash flow. We opened 12 new restaurants. We ended the year with positive traffic and multi-year highs in guest satisfaction. We do this by building on what makes us great — impeccable operations and an excellent value proposition. This is our playbook. It’s how we drive the kind of results you saw from us in 2023. And we’re just getting started.”

Financial Highlights for the Fourth Quarter 2023 (14 weeks)* vs. Prior Year (13 weeks)*:

•Total revenue increased 24.5% or $37.0 million to $187.9 million;
•Same-restaurant sales** increased 4.4%;
•Operating income increased $8.0 million to $14.5 million;
•Net income increased $7.0 million to $9.6 million;
•Restaurant-Level Adjusted EBITDA**** increased $13.7 million to $45.7 million; and
•Adjusted EBITDA**** increased $8.1 million to $26.1 million.

Financial Highlights for Fiscal Year 2023 (53 weeks)* vs. Prior Year (52 weeks)*:

•Total revenue increased 15.8% or $92.8 million to $679.9 million;
•Same-restaurant sales*** increased 5.7%;
•Operating income increased $14.2 million to $55.4 million;
•Net income increased $7.7 million to $24.8 million;
•Restaurant-Level Adjusted EBITDA**** increased $32.7 million to $165.2 million; and
•Adjusted EBITDA**** increased $17.3 million to $102.3 million.

*We use a 52- or 53-week fiscal year ending on the Sunday on or prior to December 31. Fourth quarter 2023 and fiscal 2023 consisted of 14 weeks and 53 weeks, respectively, and fourth quarter 2022 and fiscal 2022 consisted of 13 weeks and 52 weeks, respectively. The additional week (the “53rd week”) in the fourth quarter 2023 and fiscal 2023 included Christmas day, resulting in six operating days.
**For the fourth quarter 2023, same-restaurant sales compares the 14 weeks from September 25, 2023 through December 31, 2023 to the 14 weeks from September 26, 2022 through January 1, 2023. In order to compare like-for-like periods for the fourth quarter 2024, same-restaurant sales will compare the 13 weeks from September 30, 2024 through December 29, 2024 to the 13 weeks from October 2, 2023 through December 31, 2023.
***For fiscal 2023, same-restaurant sales compares the 53 weeks from December 26, 2022 through December 31, 2023 to the 53 weeks from December 27, 2021 through January 1, 2023. In order to compare like-for-like periods for fiscal 2024, same-restaurant sales will compare the 52 weeks from January 1, 2024 through December 29, 2024 to the 52 weeks from January 2, 2023 through December 31, 2023.
****Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP measures. Please see definitions and the reconciliations of these non-GAAP measures accompanying this release.

53rd Week Impact

We use a 52- or 53-week fiscal year ending on the Sunday on or prior to December 31. The fourth quarter 2023 and fiscal year 2023 results include the favorable impact of a 53rd operating week, which affects all fourth quarter and full year comparisons to fiscal 2022. The additional week in the fourth quarter 2023 included Christmas Day, resulting in six operating days. The 53rd week resulted in the following impacts in 2023:
•Total revenue includes an impact of approximately $13.9 million in both the fourth quarter 2023 and fiscal year 2023.
•Operating income includes an impact of approximately $1.6 million in both the fourth quarter 2023 and fiscal year 2023.
•Net income includes an impact of approximately $1.2 million in the fourth quarter 2023 and fiscal year 2023.
•Restaurant-Level Adjusted EBITDA includes an impact of approximately $3.5 million in both the fourth quarter 2023 and fiscal year 2023.
•Adjusted EBITDA includes an impact of approximately $2.4 million in both the fourth quarter 2023 and fiscal year 2023.

Recent Developments and Trends

In the year ended December 31, 2023, we saw continued revenue growth and same-restaurant sales growth. Total revenue grew 15.8% during the year ended December 31, 2023. Same-restaurant sales grew 5.7% during the year ended December 31, 2023, compared to 5.4% during the year ended December 25, 2022. During the fourth quarter of 2023, total revenue grew 24.5% and same-restaurant sales increased 4.4% compared to same-restaurant sales growth of 6.0% for the fourth quarter ended December 25, 2022.

We believe unit growth is a key driver of shareholder value creation. During the quarter and year ended December 31, 2023, we opened six and 12 new restaurants, respectively, bringing our total restaurant count to 84, including a restaurant owned by C&O, of which Portillo's owns 50% of the equity. In fiscal 2023 we opened new restaurants in the Arizona, Florida, Illinois, and Texas markets. We made significant strides in Texas with the opening of four new restaurants in the Dallas-Fort Worth market. The one restaurant opened in the fourth quarter of 2022 and twelve new restaurants opened in fiscal 2023 positively impacted revenues in the fourth quarter ended December 31, 2023 by approximately $16.9 million. The three restaurants opened in fiscal 2022 and twelve restaurants opened in fiscal 2023 positively impacted revenues by approximately $48.4 million in the year ended December 31, 2023.

In the fourth quarter and for the year ended December 31, 2023, we continued to see commodity inflation stabilize versus 2022 levels. Commodity inflation was 4.4% and 5.5% for the quarter and year ended December 31, 2023, respectively, compared to 14.5% and 15.2% for the quarter and year ended December 25, 2022. For the year ended December 31, 2023, we experienced a decline in labor expenses, as a percentage of revenue, compared to the year ended December 25, 2022 primarily due to increases in revenue, partially offset by higher labor utilization and additional wage investments. We strategically offset these expenses through menu price increases and operational efficiencies.

In the year ended December 31, 2023, same-restaurant sales, operating income, net income, Restaurant-Level Adjusted EBITDA, and Adjusted EBITDA all improved versus the prior year. We believe this improvement was the result of our ongoing efforts to deploy strategic pricing actions, elevate guest experiences, implement operational efficiencies, and grow our restaurant base.

In fiscal 2024, we expect our overall commodity inflation to stay consistent with recent trends and are currently estimating commodity inflation in the mid-single digits. Additionally, we do anticipate additional wage investments and are currently estimating mid-single digit wage inflation. We will continue to strategically offset these expense increases through menu price increases and operational efficiencies. During January of 2024, we increased certain menu prices by approximately 1.5%. We will continue to monitor our cost pressures, the competitive landscape as well as consumer sentiment to inform our pricing decisions in the coming quarters.

We believe the strength of our brand, the consistency of our operations, and the ongoing execution of a disciplined development strategy all support our business model. Further, we intend to continue to develop shareholder value through self-funded restaurant development and an ongoing focus on operational excellence.

Review of Fourth Quarter 2023 Financial Results

Revenues for the fourth quarter ended December 31, 2023 were $187.9 million compared to $150.9 million for the fourth quarter ended December 25, 2022, an increase of $37.0 million or 24.5%. The increase is inclusive of the favorable impact of the 53rd week, which resulted in incremental revenue of $13.9 million. The increase in revenues was primarily attributed to the opening of new restaurants, combined with an increase in our same-restaurant sales in the fourth quarter ended December 31, 2023. Twelve new restaurants opened in the year ended December 31, 2023 and one restaurant opened in the fourth quarter of 2022 positively impacted revenues in the fourth quarter ended December 31, 2023 by approximately $16.9 million. Same-restaurant sales increased 4.4% during the fourth quarter ended December 31, 2023, which was attributable to an increase in average check of 3.1% and a 1.3% increase in transactions. The higher average check was driven by an approximate 6.0% increase in certain menu prices partially offset by product mix. For the purpose of calculating same-restaurant sales for December 31, 2023, sales for 68 restaurants were included in the Comparable Restaurant Base (as defined below) as of the end of fiscal 2023.

Total restaurant operating expenses for the fourth quarter ended December 31, 2023 were $142.1 million compared to $118.8 million for the fourth quarter ended December 25, 2022, an increase of $23.3 million or 19.6%. The increase in restaurant operating expenses was driven by the opening of twelve new restaurants in the year ended December 31, 2023 and one restaurant opened in the fourth quarter of 2022. Additionally, food, beverage and packaging costs were negatively impacted by a 4.4% increase in commodity prices, partially offset by lower third-party delivery commissions. Labor expense increases were also driven by incremental investments to support our team members, including annual rate increases, and higher variable-based compensation. Operating expenses increased due to an increase in credit card fees, cleaning, utilities, and repair and maintenance, partially offset by a decrease in advertising and marketing expenses, operating supplies, and professional fees.

General and administrative expenses for the fourth quarter ended December 31, 2023 were $21.6 million compared to $17.7 million for the fourth quarter ended December 25, 2022, an increase of $3.8 million or 21.7%. This increase was primarily driven by higher variable-based compensation, higher advertising expenses, increases in salaries, wages and benefits attributable to annual rate increases and the filling of open positions, partially offset by a decrease in equity-based compensation and insurance.

Operating income for the fourth quarter ended December 31, 2023 was $14.5 million compared to $6.4 million for the fourth quarter ended December 25, 2022, an increase of $8.0 million due to the aforementioned increase in revenues, partially offset by an increase in the aforementioned expenses.

Net income for the fourth quarter ended December 31, 2023 was $9.6 million compared to $2.7 million for the fourth quarter ended December 25, 2022, an increase of $7.0 million. The increase in net income was primarily due to the factors driving the aforementioned increase in operating income, a decrease in interest expense of $1.4 million, and an increase in interest income of $0.1 million. The increase was partially offset by an increase in income tax expense of $1.3 million and a decrease in the Tax Receivable Agreement liability adjustment of $1.2 million.

Restaurant-Level Adjusted EBITDA* for the fourth quarter ended December 31, 2023 was $45.7 million compared to $32.0 million for the quarter ended December 25, 2022, an increase of $13.7 million or 42.7%.

Adjusted EBITDA* for the fourth quarter ended December 31, 2023 was $26.1 million compared to $18.1 million for the quarter ended December 25, 2022, an increase of $8.1 million or 44.5%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Review of Fiscal Year 2023 Financial Results

Revenues for the year ended December 31, 2023 were $679.9 million compared to $587.1 million for the year ended December 25, 2022, an increase of $92.8 million or 15.8%. The increase is inclusive of the favorable impact of the 53rd week, which resulted in incremental revenue of $13.9 million. The increase in revenues was primarily attributed to the opening of new restaurants, combined with an increase in our same-restaurant sales. Twelve new restaurants opened in the year ended December 31, 2023 and three restaurants opened in 2022 positively impacting revenues in the year ended December 31, 2023 by approximately $48.4 million. Same-restaurant sales increased 5.7% during the year ended December 31, 2023, which was attributable to an increase in average check of 6.1%, partially offset by a 0.4% decline in transactions. The higher average check was driven by an approximate 8.5% increase in menu prices partially offset by product mix. For the purpose of calculating same-restaurant sales as of December 31, 2023, sales for 68 restaurants were included in the Comparable Restaurant Base (as defined below) as of the end of fiscal 2023.

Total restaurant operating expenses for the year ended December 31, 2023 were $514.7 million compared to $454.6 million for the year ended December 25, 2022, an increase of $60.1 million or 13.2%. The increase in restaurant operating expenses was driven by the opening of twelve new restaurants during the year ended December 31, 2023, and the opening of three restaurants in 2022. Additionally, food, beverage and packaging costs was negatively impacted by a 5.5% increase in commodity prices, partially offset by lower third-party delivery commissions.. Labor expense increases were also driven by incremental investments to support our team members, including rate increases, and higher variable-based compensation. Other operating expenses increased due to an increase in credit card fees, utilities, repair and maintenance expenses, and insurance, partially offset by a decrease in professional fees.

General and administrative expenses for the year ended December 31, 2023 were $78.8 million compared to $66.9 million for the year ended December 25, 2022, an increase of $11.9 million or 17.9%. This increase was primarily driven by higher variable-based compensation, increases in salaries, wages and benefits attributable to annual rate increases and the filling of open positions, higher advertising and software licensing fees, partially offset by a decrease in insurance expenses and lower equity-based compensation expense.

Operating income for the year ended December 31, 2023 was $55.4 million compared to $41.3 million for the year ended December 25, 2022, an increase of $14.2 million due to the aforementioned increase in revenues, partially offset by an increase in the aforementioned expenses.

Net income for the year ended December 31, 2023 was $24.8 million compared to $17.2 million for the year ended December 25, 2022, an increase of $7.7 million. The increase in net income was primarily due to the factors driving the aforementioned increase in operating income, a decrease in interest expense of $0.2 million, and an increase in interest income of $0.2 million, partially offset by the absence of a loss on debt extinguishment in the year ended December 25, 2022, a decrease in the Tax Receivable Agreement liability adjustment of $2.0 million, and an increase in income tax expense of $1.4 million.

Restaurant-Level Adjusted EBITDA* for the year ended December 31, 2023 was $165.2 million compared to $132.5 million for the year ended December 25, 2022, an increase of $32.7 million or 24.7%.

Adjusted EBITDA* for the year ended December 31, 2023 was $102.3 million compared to $85.0 million for the year ended December 25, 2022, an increase of $17.3 million or 20.4%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Development Highlights

In fiscal 2023, we opened a total of twelve new restaurants in the Arizona, Florida, Illinois, and Texas markets. Below are the twelve restaurants opened since the beginning of fiscal 2023 along with their opening dates.

Location	Opening Date	Fiscal Quarter Opened
Kissimmee, Florida	December 2022*	Q1 2023
The Colony, Texas	January 2023	Q1 2023
Tucson, Arizona	February 2023	Q1 2023
Gilbert, Arizona	March 2023	Q2 2023
Queen Creek, Arizona	August 2023	Q3 2023
Allen, Texas	August 2023	Q3 2023
Cicero, Illinois	October 2023	Q4 2023
Arlington, Texas	November 2023	Q4 2023
Algonquin, Illinois	November 2023	Q4 2023
Rosemont, Illinois	December 2023	Q4 2023
Fort Worth, Texas	December 2023	Q4 2023
Clermont, Florida	December 2023	Q4 2023
* Fiscal 2023 began on December 26, 2022.

In fiscal 2024, we are planning to open at least nine new restaurants. In 2025, we are targeting at least 12% new restaurant growth, and our long-term outlook is approximately 12% - 15% annual new restaurant growth. Our near-term restaurant growth strategy is focused on leveraging our proven unit economic model primarily in markets outside Chicagoland with favorable macro-economic tailwinds where we already have a presence. Particularly, our short-term focus continues to be in the Sunbelt, with growth across markets in Arizona, Texas, and Florida. Simultaneously, we will continue to fill-in Chicagoland and adjacent markets as opportunities come available.

Fiscal 2024 and Long-Term Outlook

For fiscal 2024, the Company is anticipating the following:
•At least nine new restaurant openings
•Commodity inflation ranging from 4% to 6%;
•General and administrative expenses ranging from $85 million - $87 million;
•Pre-opening expenses between $8.0 million - $9.0 million;
•Capital expenditures between $90 million - $93 million.

The following long-term outlook does not constitute specific earnings guidance, but the Company believes these ranges to be achievable over the long term:

•Restaurant unit growth ranging from 12% to 15%;
•Same-restaurant sales growth in the low single digits;
•Total revenue growth in the mid teens;
•Adjusted EBITDA growth in the low teens*.

* A reconciliation of Adjusted EBITDA outlook cannot be provided without unreasonable effort. See "Non-GAAP Financial Measures" below for more information.

The following definitions apply to these terms as used in this release:
Change in Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue (excluding gift card breakage) for the Comparable Restaurant Base, which is defined as the number of restaurants open for at least 24 full fiscal periods. For the years ended December 31, 2023 and December 25, 2022, there were 68 and 62 restaurants in our Comparable Restaurant Base, respectively.

A change in same-restaurant sales growth is the result of a change in restaurant transactions, average guest check, or a combination of the two. We gather daily sales data and regularly analyze the guest transaction counts and the mix of menu items sold to strategically evaluate menu pricing and demand. Measuring our same-restaurant sales growth allows management to evaluate the performance of our existing restaurant base. We believe this measure provides a consistent comparison of restaurant sales results and trends across periods within our core, established restaurant base, unaffected by results of restaurant openings and enables investors to better understand and evaluate the Company’s historical and prospective operating performance.

Average Unit Volume - AUV is the total revenue (excluding gift card breakage) recognized in the Comparable Restaurant Base, including C&O, divided by the number of restaurants in the Comparable Restaurant Base, including C&O, by period.

This key performance indicator allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures”.

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call

The Company will host a conference call to discuss its financial results for the fiscal year ended December 31, 2023 on Tuesday, February 27, 2024, at 10:00 AM ET. The conference call can be accessed live over the phone by dialing 201-493-6780. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13741633. The webcast will be available at www.portillos.com under the investors section and will be archived on the site shortly after the call has concluded.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” Years later, Portillo’s (NASDAQ: PTLO) has grown to more than 80 restaurants across 10 states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks relating to the economy and financial markets, including inflation and fluctuating interest rates or other factors;
•the impact of unionization activities of our restaurant workers on our operations and profitability;
•the impact of recent bank failures on the marketplace, including the ability to access credit;
•risks associated with our reliance on certain information technology systems and potential failures or interruptions;
•privacy and cyber security risks related to our digital ordering and payment platforms for our delivery business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, costs or ability to open new restaurants, or sale of food and alcoholic beverage control regulations;
•inability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets and opening of new restaurants at the anticipated rate and on the anticipated timeline;
•the impact of consumer sentiment and other economic factors on our sales;
•increases in food and other operating costs, tariffs and import taxes, and supply shortages; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC’).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Barbara Noverini, CFA
investors@portillos.com

Media Contact:
ICR, Inc.
portillosPR@icrinc.com

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except common share and per common share data)

	Quarter Ended				Fiscal Years Ended
	December 31, 2023		December 25, 2022		December 31, 2023		December 25, 2022
REVENUES, NET	$187,858	100.0%	$150,878	100.0%	$679,905	100.0%	$587,104	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Food, beverage and packaging costs	65,462	34.8%	52,823	35.0%	230,869	34.0%	204,237	34.8%
Labor	47,668	25.4%	40,040	26.5%	173,868	25.6%	154,392	26.3%
Occupancy	8,460	4.5%	7,879	5.2%	33,358	4.9%	30,657	5.2%
Other operating expenses	20,532	10.9%	18,087	12.0%	76,639	11.3%	65,312	11.1%
Total restaurant operating expenses	142,122	75.7%	118,829	78.8%	514,734	75.7%	454,598	77.4%

General and administrative expenses	21,550	11.5%	17,707	11.7%	78,835	11.6%	66,892	11.4%
Pre-opening expenses	3,990	2.1%	2,945	2.0%	9,019	1.3%	4,715	0.8%
Depreciation and amortization	6,525	3.5%	5,104	3.4%	24,313	3.6%	20,907	3.6%
Net income attributable to equity method investment	(391)	(0.2)%	(276)	(0.2)%	(1,401)	(0.2)%	(1,083)	(0.2)%
Other (income) loss, net	(405)	(0.2)%	129	0.1%	(1,035)	(0.2)%	(204)	—%
OPERATING INCOME	14,467	7.7%	6,440	4.3%	55,440	8.2%	41,279	7.0%
Interest expense	6,931	3.7%	8,358	5.5%	27,470	4.0%	27,644	4.7%
Interest income	(96)	(0.1)%	—	—%	(212)	—%	—	—%
Tax Receivable Agreement Liability adjustment	(1,658)	(0.9)%	(2,883)	(1.9)%	(3,349)	(0.5)%	(5,345)	(0.9)%
Loss on debt extinguishment	—	—%	—	—%	3,465	0.5%	—	—%
INCOME BEFORE INCOME TAXES	9,290	4.9%	965	0.6%	28,066	4.1%	18,980	3.2%
Income tax (benefit) expense	(357)	(0.2)%	(1,688)	(1.1)%	3,248	0.5%	1,823	0.3%
NET INCOME	9,647	5.1%	2,653	1.8%	24,818	3.7%	17,157	2.9%
Net income (loss) attributable to non-controlling interests	1,858	1.0%	(1,301)	(0.9)%	6,394	0.9%	6,306	1.1%
NET INCOME ATTRIBUTABLE TO PORTILLO'S INC.	$7,789	4.1%	$3,954	2.6%	$18,424	2.7%	$10,851	1.8%

Income per common share attributable to Portillo’s Inc.:
Basic	$0.14		$0.09		$0.34		$0.28
Diluted	$0.13		$0.08		$0.32		$0.25

Weighted-average common shares outstanding:
Basic	55,409,702		44,911,414		53,806,570		38,902,259
Diluted	58,635,214		48,438,054		57,307,784		42,715,977
Note: We use a 52- or 53-week fiscal year ending on the Sunday on or prior to December 31. Fourth quarter 2023 and fiscal 2023 consisted of 14 weeks and 53 weeks, respectively, and fourth quarter 2022 and fiscal 2022 consisted of 13 weeks and 52 weeks, respectively. The additional week in the fourth quarter 2023 and fiscal 2023 included Christmas day, resulting in six operating days.

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except common share and per common share data)

	December 31, 2023	December 25, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$10,438	$44,427
Accounts and tenant improvement receivables	14,183	8,590
Inventory	8,733	7,387
Prepaid expenses	8,565	4,922
Total current assets	41,919	65,326
Property and equipment, net	295,793	227,036
Operating lease assets	193,825	166,808
Goodwill	394,298	394,298
Trade names	223,925	223,925
Other intangible assets, net	28,911	31,800
Equity method investment	16,684	16,274
Deferred tax assets	184,701	150,497
Other assets	5,485	4,119
Total other assets	854,004	820,913
TOTAL ASSETS	$1,385,541	$1,280,083

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$33,189	$30,273
Current portion of long-term debt	7,500	4,155
Short-term debt	15,000	—
Current portion of Tax Receivable Agreement liability	4,428	813
Current deferred revenue	7,180	7,292
Short-term lease liability	5,577	4,849
Accrued expenses	32,039	29,915
Total current liabilities	104,913	77,297
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	283,923	314,425
Tax Receivable Agreement liability	295,390	252,003
Long-term lease liability	238,414	200,166
Other long-term liabilities	2,791	3,291
Total long-term liabilities	820,518	769,885
Total liabilities	925,431	847,182

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, 0.00 issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 55,502,375 and 48,420,723 shares issued and outstanding as of December 31, 2023 and December 25, 2022, respectively	555	484
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 17,472,926 and 23,837,162 shares issued and outstanding as of December 31, 2023 and December 25, 2022, respectively	—	—
Additional paid-in-capital	308,212	260,664
Retained earnings (accumulated deficit)	13,612	(4,812)
Total stockholders' equity attributable to Portillo's Inc.	322,379	256,336
Non-controlling interest	137,731	176,565
Total stockholders' equity	460,110	432,901
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,385,541	$1,280,083

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Years Ended
	December 31, 2023	December 25, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,818	$17,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,313	20,907
Amortization of debt issuance costs and discount	1,001	2,751
Loss on sales of assets	592	398
Equity-based compensation	15,542	16,137
Deferred income tax provision	3,249	1,820
Tax Receivable Agreement liability adjustment	(3,349)	(5,345)
Gift card breakage	(917)	(798)
Loss on debt extinguishment	3,465	—
Changes in operating assets and liabilities:
Accounts receivables	(679)	191
Receivables from related parties	(82)	96
Inventory	(1,346)	(1,309)
Other current assets	(3,643)	914
Operating lease asset	7,402	6,793
Accounts payable	209	(3,621)
Accrued expenses and other liabilities	3,021	1,587
Operating lease liability	(2,033)	(2,426)
Deferred lease incentives	1,501	1,651
Other assets and liabilities	(2,283)	(14)
NET CASH PROVIDED BY OPERATING ACTIVITIES	70,781	56,889
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(87,918)	(47,061)
Proceeds from the sale of property and equipment	81	44
NET CASH USED IN INVESTING ACTIVITIES	(87,837)	(47,017)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, net	15,000	—
Proceeds from long-term debt	300,000	—
Payments of long-term debt	(328,053)	(3,324)
Proceeds from equity offering, net of underwriting discounts	179,306	364,956
Repurchase of outstanding equity / Portillo's OpCo units	(179,306)	(364,956)
Distributions paid to non-controlling interest holders	(399)	—
Proceeds from stock option exercises	1,879	1,890
Employee withholding taxes related to net settled equity awards	(1,505)	(2,632)
Proceeds from Employee Stock Purchase Plan purchases	527	129
Payments of Tax Receivable Agreement liability	(813)	—
Payment of deferred financing costs	(3,569)	—
Payment of initial public offering issuance costs	—	(771)
NET CASH USED IN FINANCING ACTIVITIES	(16,933)	(4,708)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(33,989)	5,164
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	44,427	39,263
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$10,438	$44,427
Note: We use a 52- or 53-week fiscal year ending on the Sunday on or prior to December 31. Fiscal 2023 consisted of 53 weeks and fiscal 2022 consisted of 52 weeks. The 53rd week in fiscal 2023 included Christmas day, resulting in six operating days.

PORTILLO’S INC
KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Fiscal Years Ended
	December 31, 2023	December 25, 2022	December 31, 2023	December 25, 2022
Total Restaurants (a)	84	72	84	72
AUV (in millions) (a)	N/A	N/A	$9.1	$8.5
Change in same-restaurant sales (b)(c)	4.4%	6.0%	5.7%	5.4%
Adjusted EBITDA (in thousands) (b)	$26,142	$18,092	$102,282	$84,955
Adjusted EBITDA Margin (b)	13.9%	12.0%	15.0%	14.5%
Restaurant-Level Adjusted EBITDA (in thousands) (b)	$45,736	$32,049	$165,171	$132,506
Restaurant-Level Adjusted EBITDA Margin (b)	24.3%	21.2%	24.3%	22.6%
Note: We use a 52- or 53-week fiscal year ending on the Sunday on or prior to December 31. Fourth quarter 2023 and fiscal 2023 consisted of 14 weeks and 53 weeks, respectively, and fourth quarter 2022 and fiscal 2022 consisted of 13 weeks and 52 weeks, respectively. The additional week in the fourth quarter 2023 and fiscal 2023 included Christmas day, resulting in six operating days.
(a) Includes a restaurant that is owned by C&O Chicago, L.L.C. ("C&O") of which Portillo’s owns 50% of the equity. Total restaurants indicated are as of a point in time. AUV for fiscal 2023 and fiscal 2022 consist of 53 weeks and 52 weeks, respectively.
(b) Excludes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity.
(c) For the fourth quarter 2023, same-restaurant sales compares the 14 weeks from September 25, 2023 through December 31, 2023 to the 14 weeks from September 26, 2022 through January 1, 2023. In order to compare like-for-like periods for the fourth quarter 2024, same-restaurant sales will compare the 13 weeks from September 30, 2024 through December 29, 2024 to the 13 weeks from October 2, 2023 through December 31, 2023. For fiscal 2023, same-restaurant sales compares the 53 weeks from December 26, 2022 through December 31, 2023 to the 53 weeks from December 27, 2021 through January 1, 2023. In order to compare like-for-like periods for fiscal 2024, same-restaurant sales will compare the 52 weeks from January 1, 2024 through December 29, 2024 to the 52 weeks from January 2, 2023 through December 31, 2023.

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

We are unable to reconcile the long-term outlook for Adjusted EBITDA to net income (loss), the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Fiscal Years Ended
	December 31, 2023	December 25, 2022	December 31, 2023	December 25, 2022
Net income	$9,647	$2,653	$24,818	$17,157
Depreciation and amortization	6,525	5,104	24,313	20,907
Interest expense	6,931	8,358	27,470	27,644
Interest income	(96)	—	(212)	—
Loss on debt extinguishment	—	—	3,465	—
Income tax (benefit) expense	(357)	(1,688)	3,248	1,823
EBITDA	22,650	14,427	83,102	67,531
Deferred rent (1)	1,315	999	5,096	3,998
Equity-based compensation	3,498	4,790	15,542	16,137
ERP implementation costs (2)	252	—	401	—
Other income (3)	79	159	590	397
Transaction-related fees & expenses (4)	6	600	900	2,237
Tax Receivable Agreement liability adjustment (5)	(1,658)	(2,883)	(3,349)	(5,345)
Adjusted EBITDA	$26,142	$18,092	$102,282	$84,955
Adjusted EBITDA Margin (6)	13.9%	12.0%	15.0%	14.5%
Note: We use a 52- or 53-week fiscal year ending on the Sunday on or prior to December 31. Fourth quarter 2023 and fiscal 2023 consisted of 14 weeks and 53 weeks, respectively, and fourth quarter 2022 and fiscal 2022 consisted of 13 weeks and 52 weeks, respectively. The additional week in the fourth quarter 2023 and fiscal 2023 included Christmas day, resulting in six operating days.
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents non-capitalized third-party consulting and software licensing costs incurred in connection with the implementation of a new ERP system.
(3) Represents loss on disposal of property and equipment.
(4) Represents the exclusion of certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees.
(5) Represents the Tax Receivable Agreement liability remeasurement primarily due to activity under equity-based compensation plans.
(6) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues, net.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Fiscal Years Ended
	December 31, 2023	December 25, 2022	December 31, 2023	December 25, 2022
Operating income	$14,467	$6,440	$55,440	$41,279
Plus:
General and administrative expenses	21,550	17,707	78,835	66,892
Pre-opening expenses	3,990	2,945	9,019	4,715
Depreciation and amortization	6,525	5,104	24,313	20,907
Net income attributable to equity method investment	(391)	(276)	(1,401)	(1,083)
Other (income) loss, net	(405)	129	(1,035)	(204)
Restaurant-Level Adjusted EBITDA	$45,736	$32,049	$165,171	$132,506
Restaurant-Level Adjusted EBITDA Margin	24.3%	21.2%	24.3%	22.6%
Note: We use a 52- or 53-week fiscal year ending on the Sunday on or prior to December 31. Fourth quarter 2023 and fiscal 2023 consisted of 14 weeks and 53 weeks, respectively, and fourth quarter 2022 and fiscal 2022 consisted of 13 weeks and 52 weeks, respectively. The additional week in the fourth quarter 2023 and fiscal 2023 included Christmas day, resulting in six operating days.